Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Hennessy Advisors, Inc. on Form S-3 (No. 333-201934) and Form S-8 (No. 333-188439) of our report dated December 1, 2016, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2016 and 2015, and for the years then ended, and our report dated December 1, 2016, with respect to our audit of the effectiveness of internal control over financial reporting of Hennessy Advisors, Inc. as of September 30, 2016, which reports are included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2016.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
December 1, 2016